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October 29, 1997



IDS Life Managed Fund, Inc.
IDS Tower 10
Minneapolis, Minnesota  55440-0010

Gentlemen:

I have examined the Articles of Incorporation and the By-Laws of the Company and all necessary certificates, permits, minute books, documents and records of the Company, and the applicable statutes of the State of Minnesota, and it is my opinion:

     (a) That the Company is a corporation duly organized and existing under the laws of the State of Minnesota with an authorized capital stock of 10,000,000,000 shares, all of $.001 par value, that such shares may be issued as full or fractional shares;

     (b) That all such authorized shares are, under the laws of the State of Minnesota, redeemable as provided in the Articles of Incorporation of the Company and upon redemption shall have the status of authorized and unissued shares;

     (c) That the Company registered on or about April 30, 1986, an indefinite number of shares pursuant to Rule 24f-2; and

     (d) That shares which were sold at not less than their par value and in accordance with applicable federal and state securities laws were legally issued, fully paid and nonassessable.

I hereby consent that the foregoing opinion may be used in connection with this Post-Effective Amendment.

Very truly yours,



Leslie L. Ogg
Attorney at Law
901 S. Marquette Ave., Suite 2810
Minneapolis, Minnesota 55402-3268

LLO/KB/rdh